                                                                   EXHIBIT 10.13



                         EXECUTIVE EMPLOYMENT AGREEMENT

        Douglas E. Flaker ("Employee") hereby accepts the offer of Natural Alternatives International, Inc. ("NAI") for employment as Vice President - Marketing beginning October 1, 1999. Collectively, NAI and Employee will be referred to herein as the "Parties."

        1. The Parties anticipate that Employee will be employed for a period of twelve (12) months (the "Term"). During the Term, Employee's employment will be at-will and may be terminated by either Employee or NAI at any time for any reason or no reason, with or without cause and with or without notice. The at-will status of the employment relationship may not be modified except in writing signed by the Chief Executive Officer of NAI and Employee.

        2. Employee and NAI further understand and agree that nothing in the NAI Employee Handbook is intended to be, and nothing in it should be construed to be, a limitation of NAI's right to terminate, transfer, demote, suspend and administer discipline at any time for any reason. Employee and NAI understand and agree nothing in the Handbook is intended to, and nothing in the Handbook should be construed to, create an implied or express contract of employment contrary to this agreement.

        3. A. Salary. Employee's compensation will be $115,000 per year, payable no less frequently than monthly. The compensation set forth in this
Section 3 will be Employee's only compensation except standard employee benefits or any other written compensation arrangement approved by the Board of Directors and the Company.

               B. Expenses. Employee shall receive during the Term a monthly amount equal to $1,500.00 to reimburse Employee for actual expenses incurred in ownership and operation of one (1) automobile that Employee shall make and maintain available for Employee's use on any matter require by or for the benefit of the Company.

        4. If Employee continues working for NAI past the end of the Term, and if NAI still desires Employee's services, then the following terms and conditions will apply:

               (a) Employee shall be an at-will employee and either Employee or NAI will be entitled to terminate the employment relationship for any reason or for no reason, with or without cause and with or without notice. Employee understands and agrees that transfers, demotions and suspensions may occur and that employee discipline may be administered at the will of NAI at any time for any reason, with or without cause and with or without notice;

               (b) Employee will be compensated at the rate set forth in section 3.A hereinabove unless another rate is mutually agreed upon; and

               (c) As to benefits and other terms of employment, Employee shall be subject to the same policies and procedures as other employees of NAI in similar positions.



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        5. During the Term, and any extension thereof, Employee shall have such responsibilities, duties and authority as NAI may from time to time assign to Employee. Employee's initial title shall be Vice President - Science and Technology.

        6. In the event this Agreement is terminated by NAI without cause, or NAI does not allow Employee to continue as such following the completion of the Term, Employee shall be entitled to severance pay, including standard employee benefits, in an amount equivalent to his then current compensation rate for the period set forth below opposite the number of complete calendar months which have elapsed from the beginning date set forth in the first paragraph hereof at the time of termination. One half of such amount shall be paid upon termination and the balance shall be paid on a bi-weekly basis during said severance period:

               MONTHS OF                           SEVERANCE
               EMPLOYMENT                          PERIOD
               -------------------                 ---------
               1 through 6 months                  2 months
               7 through 12 months                 6 months
               13 through 24 months                9 months
               more than 24 months                 12 months

For purposes of this Section 6, Employee shall be deemed terminated without cause if such termination is for any reason other than a willful breach or habitual neglect of Employee's duties under the terms of this Agreement.

        7. In the event of any Change in Control, the following provisions will apply.

               A. Any of the following shall constitute a "Change in Control" for purposes of this Section 7:

                      (1) Merger or consolidation where shareholders of NAI immediately prior to such transaction own less than 50% of the voting securities of the surviving entity immediately following such transaction;

                      (2) Transfer of all or substantially all of the assets of NAI; or

                      (3) Voluntary or involuntary dissolution of NAI.

               B. In the event of any such Change in Control, Employee at his sole option, and at any time may elect one of the following provisions:

                      (a) Continued employment by NAI, and/or the surviving or resulting corporation, said successor to be bound by all the provisions of this Agreement;



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                      (b) Voluntary termination of this Agreement and payment to
Employee as severance pay or liquidated damages, or both, a lump sum payment ("Severance Payment") equal to one hundred fifty percent (150%) of the Employee's annual salary specified in Section 3.B. above or such greater amount as the Board of Directors determines from time to time pursuant to terms which may not be revoked or reduced thereafter.

               C. In the event this Agreement is terminated following a Change in Control by NAI, and/or the surviving or resulting corporation, without cause, Employee shall be entitled to a Severance Payment equal to one hundred fifty percent (150%) of the Employee's annual salary specified in Section 3.B. above or such greater amount as the Board of Directors determines from time to time pursuant to terms which may not be revoked or reduced thereafter.

               D. Any Severance Payment shall be made not later than the fifteenth (15th) day following the effective date of the voluntary or involuntary termination of this Agreement in connection with a Change in Control; provided, however, that if the amount of such payments cannot be finally determined on or before such date, NAI shall pay to Employee on such date a good faith estimate of the minimum amount of such payments, and shall pay the remainder of such payments (together with interest at the rate provided in Internal Revenue Code Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined, but in no event later than the thirtieth (30th) day after the applicable termination date. In the event the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by NAI payable on the fifteenth (15th) day after receipt by Employee of a written demand for payment from NAI (together with interest calculated as above). The total of any payment pursuant to this Section 7 shall be limited to the extent necessary, in the opinion of legal counsel acceptable to Employee and NAI, to avoid the payment of an "excess parachute" payment within the meaning of Internal Revenue Code Section 280 G or any similar successor provision.

        8. Employee and NAI hereby agree to the Mutual Agreement to Arbitrate attached hereto and made a part hereof as Attachment #1.

        9. Employee and NAI hereby agree to the Assignment of Inventions, Patents and Copyrights Agreement Regarding Confidential Information Covenant of Exclusivity and Not to Compete attached hereto and made a part hereof as Attachment #2.

        10. This Agreement contains the entire agreement between the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to Employee's employment by NAI. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein and acknowledges that no other agreement, statement of promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement or course of conduct, but only by an agreement in writing signed by the Chief Executive Officer of NAI and Employee.



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        11. This Executive Employment Agreement shall be construed and enforced in accordance with the laws of the State of California.

        12. Should any part or provision of this Executive Employment Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts shall not be affected by such holding.

                                   "EMPLOYEE"

                                   /s/ Douglas E. Flaker
                                   ---------------------------------------------
                                   Douglas E. Flaker

                                   NATURAL ALTERNATIVES INTERNATIONAL, INC.
                                   a Delaware corporation

                                   By:    /s/ Mark A. LeDoux
                                       -----------------------------------------
                                       Mark A. Le Doux, Chief Executive Officer



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                                  ATTACHMENT #1

                      MUTUAL AGREEMENT TO ARBITRATE CLAIMS


        This Mutual Agreement to Arbitrate Claims is entered into between Douglas E. Flaker ("Employee") and Natural Alternatives International, Inc. ("NAI").

1.      Binding Arbitration of Disagreement and Claims

               We each voluntarily promise and agree to arbitrate any claims covered by this Agreement. We further agree that such binding arbitration pursuant tot his Agreement shall be the sole and exclusive remedy for resolving any such claims or disputes.

2.      Claims Covered by this Agreement

        A. Claims and disputes covered by this Agreement include all claims against NAI (as defined below) and all claims that NAI may have against the Employee, including, without limitation, those arising under:

               (1) Any federal, state or local laws, regulations or statutes prohibiting employment discrimination (such as, without limitation: race, sex, national origin, age, disability, religion, sexual orientation) and harassment.

               (2) Any alleged or actual agreement or covenant (oral, written or implied) between Employee and NAI.

               (3) Any company policy or compensation or benefit plan, unless the decision in question was made by an entity other than NAI.

               (4) Any public policy.

               (5) Any other claim for personal, emotional, physical or economic injury.

        B. The only disputes between Employee and NAI which are not included within this Mutual Agreement to Arbitrate Claims are:

               (1) Any claim by Employee for workers' compensation benefits.

               (2) Any claim by Employee for benefits under a company plan which provides for its own arbitration procedure.

3.      Arbitration Procedure

        A. The arbitration will be conducted in accordance with the rules of the current Judicial Arbitration and Mediation Services ("JAMS"), except that the arbitrator shall be mutually acceptable to both parties. The arbitration will be held in the state and county of the Employee's primary employment at the time of the act giving rise to the dispute. The fees and expenses of the Arbitrator, and the arbitration, will be borne by the Company. Each party will pay for the fees and expenses of its



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own attorneys, experts, witnesses, transcripts and preparation and presentation of proofs and post-hearing briefs, unless the party prevails on a claim for which attorneys' fees and costs are recoverable by statute or contract.

        B. Before such arbitration, each party shall have the right to conduct discovery on the same basis and to the same extent as a civil action brought in the Federal District Court for the Southern District of California.

        C. Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act if applicable, and otherwise by applicable state law.

4.      Miscellaneous Provisions

        A. The term "company" means NAI, and all related entities, all officers, employees, directors, agents, shareholders, partners, benefit plan sponsors, fiduciaries, administrators or affiliates of any of the above, and all successors and assignees of any of the above.

        B. If either party pursues a covered claim against the other by any action, method or legal proceeding other than the arbitration provided herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorneys' fees related to such other action or proceeding.

        C. The parties of this arbitration agreement acknowledge and agree that they are wavering their right to a jury trial on the issues covered by this Agreement.

        D. This is the complete Agreement of the parties on the subject of arbitration of disputes and claims. This Agreement supersedes any prior or contemporaneous oral, written or implied understanding on the subject, shall survive the termination of Employee's employment and can only be revoked or modified by a written agreement signed by the parties which specifically states an intent to revoke or modify this agreement. If any provision of this Agreement is adjusted to be void or otherwise unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement.

        E. If any provision of this Agreement is held to be unenforceable by a final court decision, the remainder of the Agreement shall continue in full force and effect.

        My signature below signifies that I have read, understand and agree to the Arbitration Agreement.

                                   "EMPLOYEE"

                                   /s/ Douglas E. Flaker
                                   ---------------------------------------------
                                   Douglas E. Flaker

                                   NATURAL ALTERNATIVES INTERNATIONAL, INC.
                                   a Delaware corporation

                                   By:     /s/ Mark A. LeDoux
                                      ------------------------------------------
                                      Mark A. Le Doux, Chief Executive Officer



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                                  ATTACHMENT #2


ASSIGNMENT OF INVENTIONS, PATENTS AND COPYRIGHTS AGREEMENT REGARDING CONFIDENTIAL INFORMATION COVENANT OF EXCLUSIVITY AND NOT TO COMPETE


        In consideration of and as a condition of my prospective and continued employment and the compensation afforded to me under the terms and conditions thereof by Natural Alternatives International, Inc. (the "Company"), I agree to the following, and I agree the following shall be in addition to the terms and conditions of any Confidential Information and Invention Assignment Agreement executed by employees of the Company generally, and which I may execute in addition hereto:

        1.     INVENTIONS

               a. Disclosure. I will disclose promptly in writing to the appropriate officer or other representative of the Company, any idea, invention, work of authorship, design, formula, pattern, compilation, program, device, method, technique, process, improvement, development or discovery, whether or not patentable or copyrightable or entitled to legal protection as a trade secret, trademark service mark, trade name or otherwise ("Invention"), that I may conceive, make, develop, reduce to practice or work on, in whole or in part, solely or jointly with others ("Invent"), during the term of my employment with the Company. The disclosure required by this Section 1 (a) applies to each and every Invention that I Invent (i) whether during my regular hours of employment or during my time away from work (ii) whether or not the Invention was made at the suggestion of the Company, and (iii) whether or not the Invention was reduced to or embodied in writing, electronic media or tangible form. The disclosure required by this Section 1 (a) also applies to any Invention which may relate at the time of conception or reduction to practice of the Invention to the Company's business or actual or demonstrably anticipated research or development of the Company, and to any Invention which results from any work performed by me for the Company. The disclosure required by this Section 1 (a) shall be received in confidence by the Company within the meaning of and to the extent required by California Labor Code Section 2871, the provisions of which are set forth on Exhibit "A" hereto.

               b. Assignment. I hereby assign to the Company without royalty or any other further consideration my entire right, title and interest in and to each and every Invention I am required to disclose under Section 1 (a) other than an Invention that (i) I have or shall have developed entirely on my own time without using the Company's equipment, supplies, facilities or trade secret information, (ii) does not relate at the time of conception or reduction to practice of the Invention to the Company's business, or actual or demonstrably anticipated research or development of the Company and (iii) does not result from any work performed by me for the Company. I acknowledge that the Company has notified me that the assignment provided for in this Section l(b) does not apply to any Invention to which the assignment may not lawfully apply under the provisions of Section Section 2870 of the California Labor Code, a copy of which is attached as Exhibit "A" hereto.

               c. Additional Assistance and Documents. I will assist the Company in obtaining, maintaining and enforcing patents, copyrights, trade secrets, trademarks, service marks, trade names and



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other proprietary rights in connection with any Invention I have assigned to the
Company under Section l(b), and I further agree that my obligations under this Section l(c) shall continue beyond the termination of my employment with the Company. Among other things, for the foregoing purposes I will (i) testify at the request of the Company in any interference, litigation or other legal proceeding that may arise during or after my employment, and (ii) execute, verify, acknowledge and deliver any proper document (and, if, because of my mental or physical incapacity or for any other reason whatsoever, the Company is unable to obtain my signature to apply for or to pursue any application for any United States or foreign patent or copyright covering Inventions assigned to the Company by me, I hereby irrevocably designate and appoint each of the Company and its duly authorized officers and agents as my agent and attorney in fact to act for me and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of any United States or foreign patent or copyright thereon with the same legal force and effect as if executed by me). I shall be entitled to reimbursement of any out-of-pocket expenses incurred by me in rendering such assistance and, if I am required to render such assistance after the termination of my employment, the Company shall pay me a reasonable rate of compensation for time spent by me in rendering such assistance to the extent permitted by law (provided, I understand that no compensation shall be paid for my time in connection with preparing for or rendering any testimony or statement under oath in any judicial proceeding, arbitration or similar proceeding).

               d. Prior Contracts and Inventions; Rights of Third Parties. I represent to the Company that, except as set forth on Exhibit "B" hereto, there are no other contracts to assign Inventions now in existence between me and any other person or entity (and if no Exhibit "B" is attached hereto or there is no such contract described thereon, then it means that by signing this Agreement, I represent to the Company that there is no such other contracts). In addition, I represent to the Company that I have no other employments or undertaking which do or would restrict or impair my performance of this Agreement. I further represent to the Company that Exhibit "C" hereto sets forth a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (and if no Exhibit "C" is attached hereto or there is no such description set forth thereon, then it means that by signing this Agreement I represent to the Company that there is no such Invention made or conceived by me prior to my employment with the Company). In connection with my employment with the Company, I promise not to use or disclose to the Company any patent, copyright, confidential trade secret or other proprietary information of any previous employer or other person that I am not lawfully entitled so to use or disclose. If in the course of my employment with the Company I incorporate into an Invention or any product process or service of the Company any Invention made or conceived by me prior to my employment with the Company, I hereby grant to the Company a royalty-free, irrevocable, worldwide nonexclusive license to make, have made, use and sell that Invention without restriction as to the extent of my ownership or interest.

        2.     CONFIDENTIAL INFORMATION

               a. Company Confidential Information. I will not use or disclose Confidential Information, whether before, during or after the term of my employment except to perform my duties as an employee of the Company in accordance with instruction or authorization of the Company based on my reasonable judgment as an Officer of the Company, or without prior written consent of the Company or pursuant to process or requirements of law after I have disclosed such process or requirements to the Company so as to afford it the opportunity to seek appropriate relief therefrom. "Confidential Information" means any Invention of any person in which the Company has an interest and in addition means any financial, client, customer, supplier, marketing, distribution and other



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information of a confidential or private nature connected with the business of the Company or any person with whom it deals, provided by the Company to me or to which I have access during or in the course of any employment.

               b. Third Party Information. I acknowledge that during my employment with the Company I may have access to patent, copyright, confidential, trade secret or other proprietary information of third parties subject to restrictions on the use or disclosure thereof by the Company. During the term of my employment and thereafter I will not use or disclose any such information other than consistent with the restrictions and my duties as an employee of the Company.

        3. PROPERTY OF THE COMPANY. All documents, instruments, notes, memoranda, reports, drawings, blueprints, manuals, materials, data and other papers and records of every kind which come into my possession during or in the course of my employment, relating to any Inventions or Confidential Information, are and shall remain the property of the Company and shall be surrendered by me to the Company upon termination of my employment with the Company, or upon the request of the Company, at any time during or after termination of my employment with the Company.

        4. NO SOLICITATION OF COMPANY EMPLOYEES. While employed by the Company and for a period of one year after termination of my employment with the Company, I agree not to induce or attempt to influence directly or indirectly any employee of the Company to terminate employment with the Company or to work for me or any other person or entity.

        5. COVENANT OF EXCLUSIVITY AND NOT TO COMPETE. During the term of my employment with the Company, I will not engage in any other professional employment or consulting or directly or indirectly participate in or assist any business which is a current or potential supplier, customer or competitor of the Company without prior written approval from the Chief Executive Officer of the Company.

        6.     GENERAL.

               a. Assignments, Successors and Assignees. All representations, warranties, covenants and agreements of the parties shall bind their respective heirs, executors, personal representatives, successors and assignees ("transferees") and shall inure to the benefit of their respective permitted transferees. The Company shall have the right to assign any or all of its rights and to delegate any or all of its obligations hereunder. The undersigned employee shall not have the right to assign any rights or delegate any obligations hereunder without the prior written consent of the Company or its transferee.

               b. Number of Gender Headings. Each number and gender shall be deemed to include each other number and gender as the context may require. The headings and captions contained in this agreement shall not constitute a part thereof and shall not be used in its construction or interpretation.

               c. Severability. If any provision of this agreement is found by any court or arbitral tribunal of competent jurisdiction to be invalid or unenforceable, the invalidity of such provision shall not affect the other provisions of this agreement and all provisions not affected by the invalidity shall remain in full force and effect.



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               d. Amendment and Modification. This agreement may be amended or modified only by a writing executed by each party.

               e. Government Law. The construction, interpretation and performance of this agreement and all transactions under it shall be governed by the internal laws of California.

               f. Remedies. I acknowledge that breach by me of any of the provisions of this agreement will cause irreparable injury that cannot adequately be compensated by money damages. The Company shall be entitled to specific performance, temporary restraining orders, preliminary injunctions and permanent injunctive relief to enforce my obligations under this agreement. No remedy conferred by any of the specific provisions of this agreement is intended to be exclusive of any other remedy. I agree to arbitrate on a final and binding basis all disputes under this Agreement in accordance with and before the Judicial Arbitration and Mediation Service ("JAMS").

               g. Attorneys' Fees. In the event of any litigation or other action in connection with this agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and disbursements from the other party as costs of suit and not as damages.

               h. No Effect on Other Terms or Conditions of Employment. I acknowledge that this agreement does not affect any term or condition of my employment except as expressly provided in this agreement, and that this agreement does not give rise to any right or entitlement on my part to employment or continued employment with the Company. I further acknowledge that this agreement does not affect in any way the right of the Company to terminate my employment.

        IN WITNESS WHEREOF, I have executed this agreement as of the date set forth next to my signature below.

                                               /s/ Douglas E. Flaker
                                             -----------------------------------
                                             Signature of Employee

                                             Douglas E. Flaker
                                             -----------------------------------
                                             Printed Name of Employee
ACCEPTED:
NATURAL ALTERNATIVES INTERNATIONAL, INC.
a Delaware corporation


By:  /s/ Mark A. LeDoux
   ----------------------------------------
   Mark A. Le Doux, Chief Executive Officer



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                                   EXHIBIT "A"

CALIFORNIA LABOR CODE

SECTION 2870.  INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT.

        (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities or trade secret information expect for those inventions that either:

               (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

               (2) Result from any work performed by the employee for the employer.

        (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

SECTION 2871.  RESTRICTIONS ON EMPLOYER FOR CONDITION OF EMPLOYMENT.

        No employer shall require a provision made void or unenforceable by
Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee's inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.



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                                   EXHIBIT "B"


        Except as set forth below, Employee represents to the Company that there are no other contracts to assign Inventions now in existence between Employee and any other person or entity (see Section l(d) of the Agreement):



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                                   EXHIBIT "C"

        Set forth below is a brief description of all Inventions made or conceived by Employee prior to Employee's employment with the Company which Employee desires to be excluded from this agreement (see Section l(d) of the Agreement):



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